---------------------2002 PROXY-------------------------------------------
CAGLE'S, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD
JULY 12, 2002


TO THE HOLDERS OF CLASS A COMMON STOCK:

Notice is hereby given that the Annual Meeting of Shareholders of Cagle's, Inc. (the "Company"), will be held at the Company's offices located at 2000 Hills Avenue, Atlanta, Georgia on the 12th day of July, 2002, at 11:00 A.M. Eastern Daylight Time, for the following purposes:

(1) To fix the number of members of the Board of Directors at ten (10), and to elect the members thereof; and

(2) To transact any other business that may properly come before the meeting or any adjournments thereof; all as set forth in the Proxy Statement accompanying this notice.

Only holders of record of Class A Common Stock on May 25, 2002 will be entitled to vote at the meeting. The transfer books will not be closed.


                                    By order of the Board of Directors.



                                    GEORGE L. PITTS, Secretary


Atlanta, Georgia
June 12, 2002



WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE IN PERSON.

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CAGLE'S, INC.

2000 HILLS AVENUE, N.W. ATLANTA, GEORGIA 30318

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JULY 12, 2002

The enclosed proxy is solicited by the Board of Directors of Cagle's, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on July 12, 2002, and at any adjournment thereof, and is revocable by written notice to the Secretary of the Company at any time before its exercise. Unless revoked, proxies in the form enclosed, properly executed and received by the Secretary of the Company prior to the Annual Meeting, will be voted at the meeting as specified by the shareholder in the proxy, or, except with respect to broker non-votes, if no specification is made in the proxy, the persons designated as proxies shall vote FOR each of the proposals set forth in the accompanying Notice of Annual Meeting of Shareholders, and according to their discretion upon all other matters which may properly come before the meeting. Broker non-votes will not be included in vote totals and will have no effect on the outcome of the vote. Abstentions will not be counted either as a vote FOR or a vote AGAINST a proposal and will have no effect on the outcome of the vote.

An annual report to the shareholders, including financial statements for the year ended March 30, 2002, is enclosed herewith. The approximate date of mailing this proxy statement and the form of proxy is June 12, 2002. On May 25, 2002, the Company had outstanding and entitled to vote at the Annual Meeting 4,741,748 shares of Class A Common Stock. With regard to any matter to be considered, each share of Class A Common Stock is entitled to one vote. If a quorum is present, directors will be elected by the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. A quorum consists of shareholders owning 50% of the Class A Common Stock plus one share. Only shareholders of record on May 25, 2002 are entitled to vote at the meeting.

The enclosed proxy will be voted to fix the number of members of the Board of Directors at ten (10) and elect the ten (10) nominees named in the proxy. Each director shall hold office until the annual meeting of shareholders held next after his or her election and until a qualified successor shall be duly elected and qualified. In the event that any of the nominees is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select. All ten (10) of the nominees are presently directors, whose terms of office will expire at the Annual Meeting.

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DIRECTORS AND EXECUTIVE OFFICERS

The following persons are presently directors of the Company and have been nominated to stand for re-election:

J. Douglas Cagle, 71, has been a director of the Company since 1953, and has been Chief Executive Officer of the Company since 1970 and Chairman of the Board of the Company since July 1993. Mr. Cagle served as President of the Company from 1970 to July 1993. He is expected to be reelected to the offices of Chief Executive Officer and Chairman of the Board when his one year term expires at the next annual meeting of the Board, which is scheduled for July 12, 2002, immediately following the Annual Meeting of Shareholders. Mr. Cagle is the father of George Douglas Cagle and James David Cagle, who are also directors of the Company.

George Douglas Cagle, 49, has been a director of the Company since July 1976. Mr. Cagle has been Vice President-New Product Development since July 1993, an office to which he is expected to be reelected at the next annual meeting of the Board. Mr. Cagle is the son of J. Douglas Cagle and the brother of James David Cagle, who are also directors of the Company.

Kenneth R. Barkley, 61, has been a director of the Company since July 1977. Mr. Barkley has been Treasurer and Chief Financial Officer of the Company since July 1977 and Senior Vice President-Finance of the Company since July 1993. He is expected to be reelected to the offices of Treasurer, Chief Financial Officer and Senior Vice President-Finance at the next annual meeting of the Board.

James David Cagle, 48, has been a director since July 1987. Mr. Cagle has been Vice President-New Product Sales since July 1993, an office to which he is expected to be reelected at the next annual meeting of the Board. Mr. Cagle is the son of J. Douglas Cagle and the brother of George Douglas Cagle, who are also directors of the Company.

Jerry Gattis, 53, has been a director since July 1989. Mr. Gattis has been President and Chief Operating Officer of the Company since July 1993, offices to which he is expected to be reelected at the next annual meeting of the Board.


Mark M. Ham IV, 47, has been a director since July 1993. Mr. Ham has been Assistant Secretary of the Company since July 1987 and Vice President-Information Systems since July 1993, offices to which he is expected to be reelected at the next annual meeting of the Board.

John J. Bruno, Jr., 58, has been a director since July 1993. Mr. Bruno has been Senior Vice President-Sales and Marketing of the Company since July 1993, an office to which he is expected to be reelected at the next annual meeting of the Board.

Candace Chapman, 46, has been a director since July 1993. Ms. Chapman is a partner and Director of Marketing and Client Services of New Amsterdam Partners, an investment management firm. Ms. Chapman previously had been a

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principal in C2 & Associates, Ltd., an investment management firm, from March
1996 to June 1999. Prior to forming C2 & Associates, Ltd., Ms. Chapman had been a Consultant/Director of Marketing at Wyatt Investment Consulting, Inc. since October 1994. Ms. Chapman is a Certified Public Accountant and also holds Series 7 and Series 63 investment licenses.

G. Bland Byrne III, 50, has been a director since July 1995. Mr. Byrne is a principal in the law firm of Byrne, Moore & Davis, P.C. Mr. Byrne previously was a partner in the law firm of Swift, Currie, McGhee & Hiers, from January 1984 to April 1994.

Panos J. Kanes, 49, has been a director since June 2001. Mr. Kanes is a member of the law firm of Kanes and Benator, Attorneys At Law, LLC, and has practiced law with the firm since 1977. He is also a member of the accounting firm of Kanes, Benator & Company, LLC and has practiced as a CPA since becoming licensed in 1979.

The foregoing list of nominees includes several persons who also may be considered executive officers of the Company: namely, J. Douglas Cagle, George Douglas Cagle, Kenneth R. Barkley, James David Cagle, Jerry D. Gattis, Mark M. Ham IV, and John J. Bruno, Jr. In addition, the following individuals are expected to be reelected as executive officers immediately following the Annual Meeting:

George L. Pitts III, 53, has been Secretary of the Company since July 1993, an office to which he is expected to be reelected at the next annual meeting of the Board. Mr. Pitts has been employed in the corporate accounting department of the company since 1974, holding the position of Corporate Accounting Manager.

Alvin B. Harp, 58, has been Vice President-Live Operations since May 2002, an office to which he is expected to be reelected at the next annual meeting of the Board. Prior to commencing employment with the Company in May 2002, Mr. Harp had been a live production manager for ConAgra Foods and its predecessor, Seaboard Farms, since 1984.

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OWNERSHIP OF VOTING SHARES BY OFFICERS, DIRECTORS AND OTHERS

The following table sets forth the stock ownership in the Company, as of May 1, 2002, of each director and nominee for director and of each executive officer named in the Summary Compensation Table on Page 7 hereof.

                                 Amount and Nature of       Percent of
                                Beneficial Ownership of      Class A
    Name                         Class A Common Stock       Common Stock
    ---------------------       -----------------------     ------------
    J. Douglas Cagle                 2,082,355 (1)             43.9 %
    George Douglas Cagle               456,714 (2)              9.6 %
    Kenneth R. Barkley                   4,268 (3)                 *
    James David Cagle                  443,343 (4)              9.3 %
    Jerry Gattis                           792                      *
    Mark M. Ham IV                       1,350 (5)                  *
    John J. Bruno, Jr.                     549                      *
    Candace Chapman                      2,000                      *
    G. Bland Byrne III                   2,000                      *
    Panos J. Kanes                           0                      *
    All directors, nominees
    and executive officers
    as a group (12) persons          2,993,371 (6)             63.1 %

*Less than 1% of issued and outstanding shares of Class A Common Stock of the Company.

1 This amount includes 100 shares held indirectly by Mr. Cagle through a limited liability company (the "LLC") of which Mr. Cagle is an owner and 938,375 shares owned by Mr. Cagle as trustee of a trust established under the will of his father. As a manager of the LLC, Mr. Cagle shares the power of vote and dispose of the shares held by the LLC with his sons, George Douglas Cagle and James David Cagle, the other managers of the LLC.

2 This amount includes the following shares held indirectly by Mr. Cagle: (a)
  100 shares owned by the LLC, of which Mr. Cagle is an owner, and (b) 120,498 shares owned by the LLC as custodian for Mr. Cagle's children. As a manager of the LLC, Mr. Cagle shares the power to vote and dispose of the shares held by the LLC with his father, J. Douglas Cagle, and brother, James David Cagle, the other managers of the LLC.

3 This amount includes 1,250 shares which may be acquired upon the exercise of options which are presently exercisable.

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4 This amount includes the following shares held indirectly by Mr. Cagle: (a)
  100 shares owned by the LLC, of which Mr. Cagle is an owner, and (b) 130,331 shares owned by the LLC as custodian for Mr. Cagle's children. As a manager of the LLC, Mr. Cagle shares the power to vote and dispose of the shares held by the LLC with his father, J. Douglas Cagle, and brother, George Douglas Cagle, the other managers of the LLC.

5 This amount includes 1,250 shares which may be acquired upon the exercise of options which are presently exercisable.

6 This amount includes 2,500 shares which may be acquired upon the exercise of options which are presently exercisable.

  The following table sets forth each person known to management to be the beneficial owner of more than five percent of the voting securities of the Company as of May 1, 2002:
                                           Amount and Nature
Name and Address of	      Title of     of Beneficial       Percent of
Beneficial Owner              Class        Ownership (1)       Class
----------------------------  -----------  ------------------  -----------
J. Douglas Cagle	           Class A
2000 Hills Avenue, N.W.      Common Stock     2,082,355 (2)	       43.9 %
Atlanta, Georgia 30318

George Douglas Cagle         Class A            456,714 (3)         9.6 %
2000 Hills Avenue, N.W.      Common Stock
Atlanta, Georgia 30318

James David Cagle            Class A            443,343 (4)         9.3 %
2000 Hills Avenue, N.W.      Common Stock
Atlanta, Georgia 30318

FMR Corp.                    Class A            474,700 (5)        10.0 %
82 Devonshire Street         Common Stock
Boston, Massachusetts  02109


1 Of the shares shown in this column, management knows of no shares with respect to which such listed beneficial owners have the right to acquire beneficial ownership as specified in regulations of the Securities and Exchange Commission.

2 This amount includes 100 shares held indirectly by Mr. Cagle through the LLC and 938,375 shares owned by Mr. Cagle as trustee of a trust established under the will of his father. As a manager of the LLC, Mr. Cagle shares the power to vote and dispose of the shares held by the LLC with his sons, George Douglas Cagle and James David Cagle, the other managers of the LLC.

3 This amount includes the following shares held indirectly by Mr. Cagle: (a) 100 shares owned by the LLC, and (b) 120,498 shares owned by the LLC as custodian for Mr. Cagle's children. As a manager of the LLC, Mr. Cagle shares the power to vote and dispose of the shares held by the LLC with his father, J. Douglas Cagle, and brother, James David Cagle, the other managers of the LLC.

4 This amount includes the following shares held indirectly by Mr. Cagle: (a) 100 shares owned by the LLC, and (b) 130,331 shares owned by the LLC as custodian for Mr. Cagle's children. As a manager of the LLC, Mr. Cagle shares the power to vote and dispose of the shares held by the LLC with his father, J. Douglas Cagle, and brother, George Douglas Cagle, the other managers of the LLC.

5 FMR Corp. ("FMR") is the beneficial owner of 474,700 shares as of December 31, 2001, all of which are held by Fidelity Low Priced Stock Fund, a registered investment company, of which Fidelity Management & Research Company, a wholly owned subsidiary of FMR, serves as investment advisor.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the Securities and Exchange Commission ("SEC") regulations, the Company's directors, certain officers, and greater than ten percent shareholders are required to file reports of ownership and changes in ownership with the SEC and the American Stock Exchange and to furnish the Company with copies of all such reports they file. Based solely on its review of such reports from certain reporting persons, the Company believes that all filing requirements applicable to its directors, officers and ten percent shareholders were satisfied during the Company's last fiscal year.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS
AND COMPENSATION OF DIRECTORS

The Board of Directors established an Audit Committee in February 1981. This committee reviews the work of the Company's independent public accountants, management, and internal accounting staff to ensure that each is properly discharging its responsibilities in the area of financial control and reporting. The members of the Audit Committee are Candace Chapman, Chairman, G. Bland Byrne III, and Panos J. Kanes. G. Bland Byrne III is not considered independent under the rules of the American Stock Exchange due to the amount of compensation for legal services that the Company paid to the law firm of which he is a partner. (See MATERIAL INTERESTS AND MATERIAL TRANSACTIONS.) In conformity with the applicable rule of the American Stock Exchange, the Board has determined that it is in the best interests of the Company and its shareholders for Mr. Byrne to remain on the Audit Committee because of his extensive knowledge of the Company's operations and because no other director satisfies the requirements of the American Stock Exchange rule. The Board has adopted a Charter for the Audit Committee which is included as an Appendix "A" to this Proxy Statement.

The Company does not have nominating or compensation committees of the Board of Directors. During the last fiscal year, there were five meetings of the Board of Directors, and the Audit Committee met one time. During the last fiscal year, each of the incumbent directors attended at least 75% of the aggregate of the number of meetings of the Board of Directors and the number of meetings of the Audit Committee held during any period during which he or she was a director or member of the Audit Committee, respectively.

During the Company's last fiscal year, each director who was not also an officer or full time employee of the Company received an annual director's fee in the amount of $15,000. Directors who were officers and/or full time employees of the Company received an annual director's fee of $10,000.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviewed with the Company's Chief Financial Officer and independent auditors overall audit scopes and plans, the results of internal and external audit examinations, evaluations by the auditors of the Company's internal controls and the quality of the Company's financial reporting. The Committee also discussed with the independent auditors other matters required to be discussed by the auditors with the Committee under Statement on Auditing Standards No. 61 (communication with audit committees). The Committee received from the auditors their annual written report on their independence from the Company and its management, which is made under Independence Standards Board Standard No. 1 (independence discussions with audit committees). The Committee also engaged in substantive discussions with the auditors regarding their independence from the Company. In performing all of these functions, the Audit Committee acts only in an oversight capacity, and, in its oversight role, the Committee relies on the work and assurances of the Company's management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of the Company's annual financial statements to generally accepted accounting principles. In reliance on these reviews and discussions and on the report of the independent auditors, the Audit Committee has recommended to the Board of

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Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended March 30, 2002, for filing with the Securities and Exchange Commission.

                             Candace Chapman, Chairman
                             G. Bland Byrne III
                             Panos J. Kanes

AUDIT FEES

Moore Stephens Frost, PLC served as the auditors for the Company for the fiscal year ended March 30, 2002. The aggregate fees incurred in respect of fiscal 2002 for audit and quarterly reviews was $128,000, which amount was billed in fiscal 2003. Moore Stephens Frost, PLC did not provide any services related to financial information systems design and implementation or any other services for the Company during fiscal 2002.

Arthur Andersen LLP also performed auditing services for the Company for the fiscal year ended March 30, 2002, for which the Company was billed $125,550.
In addition, during fiscal 2002 Arthur Andersen provided tax planning services, prepared tax returns of the Company and audited the Company's employee benefit plans, for which additional services the Company was billed $146,130. Arthur Andersen did not provide any services related to financial information systems design and implementation during fiscal 2002.

CHANGES IN ACCOUNTANTS

On April 5, 2002, the Company dismissed Arthur Andersen LLP as its auditor. The dismissal was approved by the Company's Audit Committee of the Board of Directors. The reports of Arthur Andersen LLP on the Company's financial statements for the last two fiscal years did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles, nor were there any disagreements during the Company's last two fiscal years or during the subsequent interim period through the date of dismissal of Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused it to make a reference to the subject matter or the disagreement in connection with its report. No reportable events have occurred during the Company's last two fiscal years or during the subsequent interim period through the date of dismissal of the auditor. Deloitte & Touche LLP will continue to prepare the Company's tax returns for the most recently completed year.

On April 5, 2002, the Company retained the accounting firm of Moore Stephens Frost in Little Rock, Arkansas, to complete the audit for the Company's most recently completed fiscal year and also for the current year. During the Company's last two fiscal years, and during the period since the end of the most recent fiscal year, the Company has not consulted Moore Stephens Frost with respect to the application of accounting principles to any specific transaction, or with respect to the type of audit opinion that might be rendered on the Company's financial statements, or with respect to any disagreement with prior accountants or any reportable event.

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EXECUTIVE COMPENSATION

The following tables and narrative text discuss the compensation paid in the Company's fiscal year ended March 30, 2002, and its two prior fiscal years, to the Company's Chief Executive Officer and the Company's four (4) other most highly compensated executive officers.

..                                     Summary Compensation Table
..                                                   Long Term
..                          Annual Compensation	    Compensation
-----------------------  -------------------------- ------------ ---------------
..                                                    Securities
Name and Principal                                   Underlying    All Other
Position                 Year(1) Salary(2) Bonus(3)   Options    Compensation(4)


J. Douglas Cagle          2002   $340,311      -0-       -0-        13,0625
Chairman of the Board &   2001    335,154      -0-       -0-        29,8495
Chief Executive Officer   2000    324,117   94,515       -0-        35,1185

Jerry Gattis              2002    319,259      -0-       -0-          6,680
President &               2001    319,439      -0-       -0-          6,235
Chief Operating Officer   2000    309,624   90,154       -0-          9,839

John J. Bruno             2002    212,514      -0-       -0-          3,518
Senior Vice President-    2001    212,497      -0-       -0-          2,769
Sales and Marketing       2000    206,268   59,055       -0-          8,982

Johnny M. Burkett         2002    203,510      -0-       -0-          8,232
Senior Vice President     2001    204,027      -0-       -0-          4,339
                          2000    196,269   59,055       -0-          5,522

Kenneth R. Barkley        2002    151,673      -0-       -0-          8,254
Senior Vice President-    2001    151,801      -0-       -0-          5,482
Finance, Treasurer &      2000    146,530	  41,081       -0-          8,521
Chief Financial Officer
________________________
1 The year designated in this column refers to the Company's fiscal year which ended in such year, which for 2002 was March 30, 2002.
2 With regard to any named executive officer who is also a director of the Company, the amounts shown in this column include the amount of the annual director's fee paid to such person, as reported on Page 5 hereof.
3 The amounts in this column represent the bonuses paid to the named individuals pursuant to the Company's Executive Bonus Plan.
4 This column includes contributions or payments to, or for the account of, the named individuals pursuant to the Company's Cash or Deferred Profit-Sharing Plan (the "401(k) Plan"), the Company's Nonqualified Savings Plan and the Company's medical reimbursement plan. The medical reimbursement plan covers directors who are also employees and officers. Medical expenses of the covered individuals and their dependents which are not otherwise covered by insurance are paid under this plan upon the filing of a proof of claim by the covered individual with the Company's insurance carrier.
5  These amounts include $30,478 for 2000, $22,942 for 2001, and $8,452 for
   2002 representing the portion of the premiums paid with respect to the split dollar life insurance policies described in COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION below, which portion is considered income for purposes of taxation.

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Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

..                                             Number of       Value of
..                                             Securities      Unexercised
..                                             Underlying      In-the-Money
..                                             Unexercised     Options at
..                                             Options at      Year End
..                  Shares Acquired   Value    Year End (#)       ($)
..                    on Exercise    Realized  Exercisable/    Exercisable/
Name                    (#)            $      Unexercisable   Unexercisable
------------------ --------------- ---------- -------------  ----------------
J. Douglas Cagle         -              -          -               -
Jerry Gattis             -              -          -               -
Johnny M. Burkett        -              -          -               -
John J. Bruno            -              -          -               -
Kenneth R. Barkley       -              -        1,250/0           -


Compensation Committee Interlocks and Insider Participation

The Board of Directors of the Company does not have a standing compensation committee. The entire Board determines the compensation of the Chief Executive Officer, and the Chief Executive Officer determines the compensation of the remaining executive officers of the Company and its wholly owned subsidiary. The following members of the Board of Directors were also executive officers of the Company and its subsidiary during the last fiscal year: J. Douglas Cagle, Jerry Gattis, Kenneth R. Barkley, John J. Bruno, Jr., Mark M. Ham IV, George Douglas Cagle and James David Cagle.

Two irrevocable trusts hold two cash value life insurance policies on the lives of J. Douglas Cagle and his wife, the aggregate face value of which is $20,000,000. The Company is a party to a split dollar agreement with each trust pursuant to which the Company has agreed to make all premium payments on the policies which are not paid by the trusts until the death of both J. Douglas Cagle and his wife or, if earlier, the termination of the agreements by the trusts, at which time the trusts shall repay to the Company all amounts paid by the Company on such policies. The premiums paid by the Company on these policies during the last fiscal year totaled $80,375.

Board Report on Executive Compensation

The components of the annual compensation paid to the Chief Executive Officer and the other executive officers of the Company are (i) base salary; (ii) a bonus calculated pursuant to the provisions of the Company's Executive Bonus Plan; (iii) allocation of contributions made by the Company to the respective accounts of such executive officers under the Company's 401(k) Plan; (iv) allocations of contributions made by the Company to the respective accounts of such executive officers under the Company's Nonqualified Savings Plan; and (v) payments made pursuant to the Company's medical reimbursement plan. All executive officers other than the Chief Executive Officer are also eligible to participate in the Company's 1993 Stock Option Plan. The base salaries of the Chief Executive Officer and the other executive officers are not directly related to factors such as the Company's profitability, sales growth, return on equity or market share, except to the extent that such factors impact the Company's overall ability to satisfy its compensation obligations to all employees. The base salaries for the Chief Executive Officer and the other executive officers of the Company are determined primarily by a comparison of similarly situated officers of other companies in the poultry industry. Years of service, degree of responsibilities, company growth, future plans and the Company's current ability to pay are also taken into account in determining such base salaries.

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The Chief Executive Officer and certain other executive officers are participants in the Company's Executive Bonus Plan. The amount of the bonuses payable are based upon the Company's after tax return on shareholder equity during its fiscal year. Such return is calculated before the accrual of any bonus payable pursuant to the plan. Pursuant to the plan, each participant receives a bonus in an amount equal to: fifty percent (50%) of such participant's base salary for a return on shareholders equity of 20% or more, thirty percent (30%) of base salary for a return of 15% to 19.99%, twenty percent (20%) of base salary for a return of 10% to 14.99%, with no bonus payable if the return is less than 10%.

The stock options granted under the 1993 Stock Option Plan, which plan was approved by the shareholders in July, 1993, provide an incentive for executive officers to manage the Company with a view toward maximization of long-term shareholder value. Stock options to purchase Class A Common Stock may be granted by the Plan Administrator to executive officers at an option price of 100% of the market value on the date of the grant, with a maximum term of 10 years. The Plan Administrator has sole discretion in determining the amount of shares covered by each option and the vesting thereof.

This report was prepared by the entire Board of Directors of the Company.

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Performance Graph

The following graph presents a comparison of five year cumulative total shareholder returns among Cagle's, Inc., the S&P 500 Index and a Peer Group Index. This information provides the annual return from the beginning of the previous fiscal year assuming dividends are reinvested monthly. The graph assumes an initial investment of $100 in March 1997. The Peer Group Index consists of the following companies: Pilgrim's Pride Corporation, Sanderson Farms, Inc., and Tyson Foods, Inc.

March 31, 1997 = $100.00


..                          Base
..                          Year    March   March   March   March   March
Company/Index              1997    1998    1999    2000    2001    2002
..                          ----    -----   -----   -----   -----   -----
CAGLE'S, INC.               100    96.51  127.44   72.31   91.31   80.81
S&P 500 INDEX               100   148.00  175.32  206.78  161.95  162.35
PEER GROUP INDEX            100   103.21  111.46   58.96   74.69   83.97

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MATERIAL INTERESTS AND MATERIAL TRANSACTIONS

Certain directors or nominees for director are affiliated with entities that have transacted a material amount of business with the Company during the Company's last fiscal year or that propose to do so during the Company's current fiscal year. These business relationships are as follows:

The firm of Byrne, Moore & Davis, P.C. in which G. Bland Byrne III, a director of the Company, is a principal, received $1,427,962 during the last fiscal year of the Company as fees for legal services rendered to the Company and its subsidiaries.

The Board of Directors of the Company does not have a standing compensation committee. The entire Board determines the compensation of the Chief Executive Officer, and the Chief Executive Officer determines the compensation of the remaining executive officers of the Company and its wholly owned subsidiary. The following members of the Board of Directors were also executive officers of the Company and its subsidiary during the last fiscal year: J. Douglas Cagle, Jerry Gattis, Kenneth R. Barkley, John J. Bruno, Jr., Mark M. Ham IV, George Douglas Cagle and James David Cagle.

Two irrevocable trusts hold two cash value life insurance policies on the lives of J. Douglas Cagle and his wife, the aggregate face value of which is $20,000,000. The Company is a party to a split dollar agreement with each trust pursuant to which the Company has agreed to make all premium payments on the policies which are not paid by the trusts until the death of both J. Douglas Cagle and his wife or, if earlier, the termination of the agreements by the trusts, at which time the trusts shall repay to the Company all amounts paid by the Company on such policies. The premiums paid by the Company on these policies during the last fiscal year totaled $80,375.

SOLICITATION OF PROXIES

The cost of soliciting proxies will be borne by the Company. In addition to solicitation of shareholders of record by mail, telephone or personal contact, arrangements will be made with brokerage houses to furnish proxy materials to their principals, and the Company will reimburse them for mailing expenses. Custodians and fiduciaries will be supplied with proxy materials to forward to beneficial owners of stock.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

      The Board of Directors has selected Moore Stephens Frost, PLC to serve as independent accountants of the Company for the current fiscal year. Representatives from Moore Stephens Frost, PLC are expected to be present at the annual shareholders' meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

PROPOSALS OF SECURITY HOLDERS FOR 2003 ANNUAL MEETING

The deadline for receipt of shareholder proposals for inclusion in the Company's proxy statement and form of proxy for presentation at the 2003 annual meeting of shareholders is February 12, 2003.

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OTHER MATTERS

Management does not know of any matter to be brought before the meeting other than those referred to above. If any other matters properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.

Whether or not you expect to be present at the meeting in person, please sign, date and return the enclosed proxy promptly in the enclosed business reply envelope. No postage is necessary if mailed in the United States.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS HEREBY SOLICITED, ON WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934 FOR THE COMPANY'S MOST RECENT FISCAL YEAR. REQUESTS SHOULD BE ADDRESSED TO MR. GEORGE L. PITTS, SECRETARY, CAGLE'S, INC., POST OFFICE BOX 4664, ATLANTA, GEORGIA 30302. IF THE PERSON REQUESTING THE REPORT WAS NOT A SHAREHOLDER OF RECORD ON MAY 25, 2002, THE REQUEST MUST INCLUDE A REPRESENTATION THAT SUCH PERSON WAS A BENEFICIAL OWNER OF THE COMMON STOCK ON THAT DATE.


      By order of the Board of Directors.



      George L. Pitts, Secretary


Atlanta, Georgia
June 12, 2002

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APPENDIX "A"


CAGLE'S, INC.
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS


PURPOSE

The Audit Committee (the "Committee") is appointed by the Board of Directors (the "Board") to assist the Board in fulfilling its oversight responsibilities. The Committee's primary purpose is to monitor the integrity of the Company's financial reporting process, including the Company's systems of internal accounting and financial controls, and the annual independent audit of the Company's financial statements. The Committee will monitor the independence and the performance of the Company's independent auditors.

AUTHORITY

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company. The Committee is authorized to retain outside counsel, auditors or other experts and professionals for this purpose. The outside auditor is ultimately accountable to the Board and the Committee, as representatives of the shareholders. The Board and the Committee have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for shareholder approval in any proxy statement.)

MEMBERSHIP

The Committee shall be comprised of not less than three members of the Board, and the Committee's composition shall meet all requirements of the Audit committee policy of the American Stock Exchange.

RESPONSIBILITIES

The Committee's job is one of oversight. In discharging its oversight responsibilities, the Committee is not providing any expertise or special assurance as to the Company's financial statements or any professional certification as to the outside auditor's work.

The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. This list shall not be construed as being an all encompassing listing of the Committee's duties. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriated under the circumstances.

1. The Committee shall review with management and the outside Company's auditors the audited financial statements to be included in the Company's Annual Report on Form 10-K (or the Annual Reports to Shareholders if distributed prior to the filing of Form 10-K) and review and consider with the outside auditors the matters required to be discussed by Statement of Auditing Standards ("SAS") No. 61. The management review shall include consultation with the Company's counsel relative to legal matters that could have a significant impact on the Company's financial statement.

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2.  The outside auditors shall be instructed to contact the Committee chair whenever they feel the need to discuss specific issues relating to the Company's quarterly financial report. As a whole, or through the Committee chair, the Committee shall review with the outside auditors the Company's interim financial results to be included in the Company's Quarterly Reports on Form 10-Q to be filed with the Commission and the matters required to be discussed by SAS No. 61, whenever the outside auditors contact the Committee chair. Such review shall occur prior to the filing of the Company's Quarterly Reports on Form 10-Q.

3. The Committee shall discuss with Management and the outside auditors the quality and adequacy of the Company's internal controls.

4. The Committee shall request from the outside auditors annually, a formal written statement delineating all relationships between the auditor and the Company consistent with Independence Standards Board Standard No.1;

5. The Committee shall discuss with the outside auditors any such disclosed relationships and their impact on the outside auditor's independence; and

6. The Committee shall recommend that the Board take appropriate action in response to the outside auditor's report to satisfy itself of the auditor's independence.

The Committee shall review the adequacy of this Charter on an annual basis.


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